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                                                                    EXHIBIT 21.1

                               INPUT/OUTPUT, INC.
                                  SUBSIDIARIES

Input/Output of Canada, Inc.
I/O International, Inc.
I/O Eastern, Inc.
I/O Holdings, Inc.
IPOP Management, Inc.
Global Charter Corporation
Global Charter S.A.
I/O Sensors, Inc.
Microflow Analytical, Inc.
Tescorp Seismic Products, Inc.
I/O Cable, Inc.
I/O Exploration Products (U.S.A.), Inc.
I/O Exploration Products (U.K.), Inc.
Sensor Nederland B.V.
"Inco" Industrial Components Gravenhage B.V.
I/O of Austin, Inc.
I/O Geoview, Inc.
I/O Green Mountain, Inc.
I/O Marine Systems, Inc.
I/O Marine Systems Limited
I/O International FSC, Inc.
I/O Oklahoma, Inc.
Pelton Company, Inc.
Applied MEMS, Inc.
Input/Output Canada, Ltd.
Geophysical Instruments AS
I/O U.K., Ltd.
I/O General, LLC
I/O Nevada, LLC
I/O Texas, LP
I/O Cayman Islands, Ltd.